Exhibit 99.10

            OraLabs Announces Agreement with NVC Lighting

    PARKER, Colo.--(BUSINESS WIRE)--Feb. 23, 2005--OraLabs Holding Corp. (the "Company") (Nasdaq:OLAB) announced today that it has signed a definitive agreement with NVC Lighting Investment Holdings Limited ("NVC") under which NVC will become a wholly owned subsidiary of the Company. NVC has its principal place of business in Hong Kong in The People's Republic of China. NVC and its subsidiaries and affiliates are engaged in the design, manufacture and distribution of high quality lighting fixtures and related products. NVC has more than 30 offices and over 400 distribution and service centers in The People's Republic of China with plans to expand into the United States markets.
    As part of closing the acquisition, the Company's current operating subsidiary, OraLabs, Inc., would become wholly owned by the Company's President Gary H. Schlatter, and Mr. Schlatter's shares in OraLabs Holding Corp. would be redeemed from him. If the transactions close, they are expected to do so during the second or third fiscal quarter of 2005. Because of the nature of the definitive agreement and the many conditions to closing, there are no assurances that the transaction will be successfully concluded.
    In connection with closing the transactions, the current officers and directors of the Company will resign and it is expected that the following people will serve as officers and directors:

    Mr. Chang-jiang Wu, age 40. From December 1998 to the present, Mr. Wu has been the Chairman and Director of NVC Lighting Investment Holdings Limited, a limited company organized in the Hong Kong Special Administrative Region in The People's Republic of China, and the General Manager of its subsidiaries, NVC Industrial Development Co., Limited and NVC Lighting Co., Limited. From May 1996 to December 1998, he was the Manager of Hengyu Lamp Co. in Shenzhen, China. From January 1994 to June 1996, Mr. Wu was the Manager of Minghui Electric Co. in Dongguan, China. Mr. Wu graduated from XiBei Industrial University in 1998 with a degree in industrial manufacturing, and he graduated from Qinghua University with a MBA in 2002.

    Mr. Gang Du, age 40. Mr. Du has been a director of NVC Lighting Investment Holdings Limited and of its subsidiaries since April 2003. From October 1998 to March 2003, he was a director and the General Manager of Desay Seeing and Hearing Technic Limited in The People's Republic of China. From October 1992 to October 1998, he was the Works Superintendent of Bonhui Electric Limited in China. Mr. Du graduated from Huanan University in 1998 with a degree in microelectronics, and graduated with a MBA from Cadre College and the Public Macao University.

    Mr. Yonghong Hu, age 39. Mr. Hu has been the Vice-Director of NVC Lighting Investment Holdings Limited from December 2004 to the present, and was its Vice Manager from October 1998 to December 2004. From May 1994 to October 1998, Mr. Hu was the General Manager of Rainbow Electrical Holdings Stock Limited. Mr. Hu graduated from Sichuan University in 1988 majoring in semiconductors and physics.

    OraLabs, Inc. manufactures Ice Drops(R) brand oral care products, Sour Zone(TM) brands of sour drops and sprays, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R), Chap Grip(R), Soothe & Shine(R) and Essential Lip Moisturizer(TM) brands of lip balm. The product line includes breath drops, breath sprays, lip balms and a variety of private label products. OraLabs products are sold worldwide in more than 50,000 retail outlets in the United States. Additionally, OraLabs supplies products to airlines and the promotional products business.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the Company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission. The Company can offer no assurance that the definitive agreement discussed in this press release will close on the terms described above, if at all.

    CONTACT: OraLabs Holding Corp.
             Gary Schlatter, 303-783-9499
             gschlatter@oralabs.com